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                                  EXHIBIT 23.2



                         CONSENT OF TYSON HOPKINS, CPA
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                    CONSENT FOR INDEPENDENT AUDITOR'S REPORT


I consent to the use in the Form S-1 Registration Statement Under the Securities Act of 1933, of U.S. Automobile Acceptance SNP-IV, Inc. of my report dated January 9, 1998, on the balance sheet of U.S. Automobile Acceptance SNP-IV, Inc. as of January 6, 1998 and the related statement of changes in stockholders' equity for the period from incorporation on January 2, 1998 through January 6, 1998 and to the use of my name appearing under the heading "Experts". Additionally, I consent to the inclusion of my opinion as to certain federal income tax considerations dated January 9, 1998.




/s/ TYSON HOPKINS

Tyson Hopkins
Certified Public Accountant

Oklahoma City, Oklahoma
January 9, 1998